Exhibit 4.7

SOUTHERN COMPANY GAS CAPITAL CORPORATION
Company
and
SOUTHERN COMPANY GAS
Guarantor
to
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
Trustee

_______________

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MAY 22, 2026

_______________

$500,000,000

SERIES 2026A 6.05% FIXED-TO-FIXED RESET RATE
JUNIOR SUBORDINATED NOTES

DUE SEPTEMBER 15, 2056

TABLE OF CONTENTS1

EXHIBIT A	Form of Series 2026A Note	A-1
EXHIBIT B	Certificate of Authentication	B-1
EXHIBIT C	Form of Guarantee	C-1

___________________________
    1This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

THIS FIRST SUPPLEMENTAL INDENTURE is made as of the 22nd day of May, 2026, by and among SOUTHERN COMPANY GAS CAPITAL CORPORATION, an Alabama corporation, 3535 Colonnade Parkway, Birmingham, Alabama 35243 (the “Company”), SOUTHERN COMPANY GAS, a Georgia corporation, 725 West Peachtree Street, N.W., Atlanta, Georgia 30308 (the “Guarantor”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328, as Trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore entered into a Subordinated Note Indenture, dated as of May 1, 2026 (the “Original Indenture”), with U.S. Bank Trust Company, National Association;
WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this First Supplemental Indenture, is herein called the “Indenture”;
WHEREAS, under the Original Indenture, a new series of Junior Subordinated Notes may at any time be established pursuant to a supplemental indenture executed by the Company, the Guarantor and the Trustee;
WHEREAS, the Company proposes to create under the Indenture a new series of Junior Subordinated Notes;
WHEREAS, additional Junior Subordinated Notes of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified;
WHEREAS, on the date hereof, the Guarantor proposes to fully and unconditionally guarantee, on a junior subordinated basis, payment of the Series 2026A Notes (as defined herein) in substantially the form set out in Exhibit C hereto; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantor have been done or performed.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
Series 2026A Junior Subordinated Notes
SECTION 101. Establishment. There is hereby established a new series of Junior Subordinated Notes to be issued under the Indenture, to be designated as the Company’s Series 2026A 6.05% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2056 (the “Series 2026A Notes”).
There are to be authenticated and delivered $500,000,000 principal amount of Series 2026A Notes, and such principal amount of the Series 2026A Notes may be increased from time to time pursuant to Section 301 of the Original Indenture. All Series 2026A Notes need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Series 2026A Notes. Any such additional Series 2026A Notes will have the same interest rate, maturity and other terms as those initially issued (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). No Series 2026A Notes shall be authenticated and delivered in excess of the principal amount as so increased except as provided by Sections 204, 303, 304, 907 or 1107 of the Original Indenture. The Series 2026A Notes shall be issued in fully registered form.
The Series 2026A Notes shall be issued in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Series 2026A Notes shall be The Depository Trust Company.
The form of the Trustee’s Certificate of Authentication for the Series 2026A Notes shall be in substantially the form set forth in Exhibit B hereto.
Each Series 2026A Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for.
SECTION 102. Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.
“Additional Interest” has the meaning set forth in Section 104 of this First Supplemental Indenture.
“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.
“Applicable Rating Agency” means any Rating Agency that (i)(a) published a rating for the Company on the date of initial issuance of the Series 2026A Notes and (b) publishes a rating for the Company at such time as a Rating Agency Event occurs, or (ii) any successor to a Rating Agency described in the preceding clause (i).
“Calculation Agent” means the Company, an Affiliate of the Company selected by the Company, or any other firm appointed by the Company, in each case, in the Company’s sole discretion, acting as calculation agent in respect of the Series 2026A Notes.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date appearing under the caption “Treasury Constant Maturities” as published in the Most Recent H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the preceding sentence, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described above, then the Five-Year Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-Year Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the first Interest Reset Date, then the interest rate applicable for the Interest Reset Period beginning on and including the first Interest Reset Date will be deemed to be 6.05% per annum.
“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the Federal Reserve System.
“Initial Interest Reset Date” means September 15, 2031.
“Interest Payment Dates” means March 15 and September 15 of each year, commencing September 15, 2026.
“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.
“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date or the Stated Maturity or Redemption Date, as the case may be.
“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.
“Optional Deferral Period” has the meaning set forth in Section 104 of this First Supplemental Indenture.
“Original Issue Date” means May 22, 2026.
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended).
“Rating Agency Event” means a change to the methodology or criteria that were employed by an Applicable Rating Agency for purposes of assigning equity credit to securities such as the Series 2026A Notes on the date of initial issuance of the Series 2026A Notes, which change reduces the amount of equity credit assigned to the Series 2026A Notes by the Applicable Rating Agency as compared with the amount of equity credit that such Rating Agency assigned to the Series 2026A Notes as of the date of initial issuance of the Series 2026A Notes.
“Regular Record Date” means, with respect to each Interest Payment Date, the close of business (i) on the Business Day immediately preceding such Interest Payment Date if any Series 2026A Notes are issuable in the form of one or more Global Securities or (ii) on the 15th calendar day preceding such Interest Payment Date if no Series 2026A Notes are issuable in the form of one or more Global Securities (whether or not a Business Day).
“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.
“Stated Maturity” means September 15, 2056.
“Tax Credit Event” has the meaning set forth in Section 108 of this First Supplemental Indenture.
“Tax Event” means that the Guarantor or the Company shall have received an Opinion of Counsel experienced in such matters to the effect that, as a result of:
(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
(b) an Administrative Action;
(c) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
(d) a threatened challenge asserted in writing in connection with an audit of the Guarantor or the Company or an audit of any of their respective subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2026A Notes, which amendment, clarification or change is effective or the Administrative Action is taken or issued, or interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of original issuance of the Series 2026A Notes, there is more than an insubstantial risk that interest payable by the Company on the Series 2026A Notes is not deductible, or within 90 days of the date of such opinion would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
SECTION 103. Payment of Principal and Interest. The principal of the Series 2026A Notes shall be due at the Stated Maturity (unless earlier redeemed). The unpaid principal amount of the Series 2026A Notes shall bear interest (i) from and including the Original Issue Date, to, but excluding, the Initial Interest Reset Date at the rate of 6.05% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at the rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.822% per annum; provided, that the interest rate during any Interest Reset Period will not reset below 6.05%. Interest shall be paid semi-annually in arrears on each Interest Payment Date to the Person in whose name the Series 2026A Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, provided that interest payable at the Stated Maturity or on a Redemption Date as provided herein will be paid to the Person to whom principal is payable. So long as an Optional Deferral Period is not occurring, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Series 2026A Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Series 2026A Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Series 2026A Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Original Indenture.
Payments of interest on the Series 2026A Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Series 2026A Notes shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series 2026A Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a

Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.
Payment of the principal and interest (including Additional Interest) due at the Stated Maturity or earlier redemption of the Series 2026A Notes shall be made upon surrender of the Series 2026A Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Series 2026A Notes (including Additional Interest) shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) (including Additional Interest) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer or other electronic transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.
SECTION 104. Deferral of Interest Payments. So long as no Event of Default has occurred and is continuing, the Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2026A Notes by extending the interest payment period for up to ten (10) consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2026A Notes will accrue additional interest at the rate then applicable to the Series 2026A Notes from the applicable Interest Payment Date to the date of payment, compounded semi-annually (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest shall be due and payable during an Optional Deferral Period, except at the end of such Optional Deferral Period or upon a redemption of the Series 2026A Notes during such Optional Deferral Period.
So long as no Event of Default has occurred and is continuing, prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Stated Maturity. Upon the termination of any Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid on the Series 2026A Notes, including any Additional Interest, to the Person in whose name the Series 2026A Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest accrued and unpaid on the Series 2026A Notes, including any Additional Interest, payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Once the Company pays all interest accrued and unpaid on the Series 2026A Notes, including any Additional Interest, it shall be entitled again to defer interest payments on the Series 2026A Notes as described above.

During an Optional Deferral Period, subject to the next succeeding sentence, neither the Company nor the Guarantor (a) shall declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of the Company or the Guarantor, or (b) shall make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) of the Company or the Guarantor which rank pari passu in right of payment with or junior to the Series 2026A Notes or the related guarantee (as the case may be). The preceding sentence, however, shall not restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the capital stock of the Company or the Guarantor or the exchange or conversion of one class or series of the capital stock of the Company or the Guarantor for another class or series of the capital stock of the Company or the Guarantor, (ii) the purchase of fractional interests in shares of the capital stock of the Company or the Guarantor pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (iii) dividends, payments or distributions payable in shares of capital stock of the Company or the Guarantor.
The Company shall provide to the Trustee notice, as provided in Section 105 of the Original Indenture, of its selection or extension of an Optional Deferral Period at least 10 Business Days and not more than 60 Business Days prior to the earlier of (a) the next applicable Interest Payment Date or (b) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the Regular Record Date thereof to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company shall deliver to the Trustee an Officers’ Certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of such Officers’ Certificate, the Trustee shall forward such notice promptly to the Holders of the Series 2026A Notes as provided in Section 106 of the Original Indenture.
SECTION 105. Denominations. The Series 2026A Notes may be issued in the denominations of $2,000 and integral multiples of $1,000 in excess thereof.
SECTION 106. Global Securities. The Series 2026A Notes will be issued in the form of one or more Global Securities registered in the name of the Depositary (which shall be The Depository Trust Company) or its nominee. Except under the limited circumstances described below, Series 2026A Notes represented by one or more Global Securities will not be exchangeable for, and will not otherwise be issuable as, Series 2026A Notes in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.
Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Series 2026A Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depositary.
Subject to the procedures of the Depositary, a Global Security shall be exchangeable for Series 2026A Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security and no successor Depositary shall have been appointed by the Company, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed by the Company, in each case within 90 days after the Company receives such notice or becomes aware of such cessation, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Series 2026A Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Series 2026A Notes registered in such names as the Depositary shall direct.
Neither the Company, the Trustee nor any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
SECTION 107. Transfer. No service charge will be made for any transfer or exchange of Series 2026A Notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company shall not be required (a) to issue, register the transfer of or exchange any Series 2026A Notes during a period beginning at the opening of business fifteen (15) days before the date of the mailing of a notice pursuant to Section 1104 of the Original Indenture identifying the serial numbers of the Series 2026A Notes to be called for redemption, and ending at the close of business on the date of the mailing, or (b) to issue, register the transfer of or exchange any Series 2026A Notes theretofore selected for redemption in whole or in part, except the unredeemed portion of any Series 2026A Notes redeemed in part.
SECTION 108. Redemption at the Company’s Option. At any time and from time to time (i) on any day in the period commencing on the date falling 90 days prior to the first Interest Reset Date and ending on and including the first Interest Reset Date and (ii) after the first Interest Reset Date, on any Interest Payment Date, the Series 2026A Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 15 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Series 2026A Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Series 2026A Notes being redeemed to the Redemption Date.
In addition, if a Tax Event shall occur and be continuing, the Company may redeem the Series 2026A Notes following the occurrence of that Tax Event, in whole, but not in part, upon not less than 15 nor more than 60 days’ notice at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
In addition, if a Rating Agency Event shall occur and be continuing, the Company may redeem the Series 2026A Notes following the occurrence of that Rating Agency Event, in whole, but not in part, upon not less than 15 nor more than 60 days’ notice at a Redemption Price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
In addition, if a Tax Credit Event occurs, the Company may redeem, upon a notice of redemption not less than 15 nor more than 60 days prior to the date fixed for redemption, the Series 2026A Notes, in whole, but not in part, at a Redemption Price equal to 101% of the principal amount of the Series 2026A Notes being redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date (including any Additional Interest). A notice of redemption of the Series 2026A Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Series 2026A Notes were issued and (b) six months from the date of issuance of the Series 2026A Notes and (ii) shall be accompanied by a certificate from an officer of the Company stating that a Tax Credit Event has occurred.
A “Tax Credit Event” occurs with respect to the Series 2026A Notes if, in the reasonable determination of the Guarantor or the Company, there exists a material risk, due to the Series 2026A Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Guarantor or the Company or any of their respective affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.
In the event of redemption of the Series 2026A Notes in part only, a new Series 2026A Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof (or through book-entry transfer for Global Securities).
The Series 2026A Notes will not have a sinking fund.
Notice of redemption shall be given as provided in Section 1104 of the Original Indenture.
Any redemption of less than all of the Series 2026A Notes shall, with respect to the principal thereof, be divisible by $1,000. If less than all of the Series 2026A Notes are being redeemed, the selection of the Series 2026A Notes to be redeemed shall be done in accordance with the Depositary’s procedures.
SECTION 109. Events of Default.
The Events of Default set forth in Section 501(5) of the Original Indenture shall not apply to the Series 2026A Notes. The Events of Default set forth in paragraphs (1), (3), (6), (7) and (8) shall apply to the Series 2026A Notes.

For purposes of this Section 109, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Guarantor or the Company in the Indenture (other than a covenant or warranty (i) a default in whose performance or whose breach is addressed in any paragraph of Section 501 of the Original Indenture (other than Section 501(5)) or (ii) which has expressly been included in the Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than the Series 2026A Notes), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Guarantor and the Company by the Trustee, or to the Guarantor, the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Series 2026A Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Default” hereunder.
Upon the occurrence and continuance of a Default, the Trustee and the Holders of the Series 2026A Notes shall have the same rights and remedies, and shall be subject to the same limitations, restrictions, protections and exculpations, and the Guarantor and the Company shall be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided, that the principal of and accrued interest on the Series 2026A Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default shall be null and void with respect to the Series 2026A Notes; provided, further that in case a Default has occurred and is continuing, the Trustee shall not be subject to Section 601(b) of the Original Indenture unless an Event of Default has occurred and is continuing.
SECTION 110.  Calculation Agent.
Unless the Company has redeemed all of the outstanding Series 2026A Notes as of the Initial Interest Reset Date, the Company shall appoint the Calculation Agent prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date. The Company or any of its Affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company or one of its Affiliates is not the Calculation Agent, the Calculation Agent shall notify the Company of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Company shall notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the Indenture, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest shall be on file at the Company’s principal office and shall be made available to any Holder upon request.

In no event shall the Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of the Calculation Agent. In no event shall the Trustee be responsible for determining any substitute or successor base rate, the business day convention or the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate. In connection with the foregoing, the Trustee will be entitled to conclusively rely on any determinations made by the Calculation Agent and will have no liability for such actions taken at the direction of the Calculation Agent or the Company.
ARTICLE 2
Miscellaneous Provisions
SECTION 201. Recitals by Company. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of Series 2026A Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.
SECTION 202. Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture, as supplemented by this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 203. Executed in Counterparts. This First Supplemental Indenture shall be valid, binding and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a scanned or photocopied manual signature. Each electronic signature or scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any scanned or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or endorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

SOUTHERN COMPANY GAS CAPITAL CORPORATION
By:	/s/ Grace A Kolvereid
Name: Title:	Grace A. Kolvereid Executive Vice President and Chief Financial Officer

SOUTHERN COMPANY GAS
By:	/s/ Grace A. Kolvereid
Name: Title:	Grace A. Kolvereid Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Jack Ellerin
Name: Title:	Jack Ellerin Vice President

EXHIBIT A

FORM OF SERIES 2026A NOTE

NO.	CUSIP NO. 8426EP AL2

SOUTHERN COMPANY GAS CAPITAL CORPORATION
SERIES 2026A 6.05% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTE
DUE SEPTEMBER 15, 2056

GUARANTEED BY
SOUTHERN COMPANY GAS

Principal Amount:	$__________

Regular Record Date:	One Business Day prior to Interest Payment Date (if any Series 2026A Notes are issuable in the form of one or more Global Securities) or 15th calendar day prior to Interest Payment Date (if no Series 2026A Notes are issuable in the form of one or more Global Securities)

Original Issue Date:	May 22, 2026

Stated Maturity:	September 15, 2056

Interest Payment Dates:	March 15 and September 15

Interest Rate:	(i) From and including the Original Issue Date, to, but excluding, the Initial Interest Reset Date at the rate of 6.05% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at the rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.822% per annum; provided, that the interest rate during any Interest Reset Period will not reset below 6.05%

Authorized Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Southern Company Gas Capital Corporation, an Alabama corporation (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to _____________________________________, or registered assigns, the principal sum of _________ DOLLARS ($__________) on the Stated Maturity shown above (or upon earlier redemption), and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually in arrears on each Interest Payment Date as specified above, commencing on September

15, 2026 and on the Stated Maturity (or upon earlier redemption) (i) from and including the Original Issue Date, to, but excluding, the Initial Interest Reset Date at the rate of 6.05% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at the rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.822% per annum until the principal hereof is paid or made available for payment and at the rate then applicable on any overdue principal and on any overdue installment of interest; provided, that the interest rate during any Interest Reset Period will not reset below 6.05%. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity or on a Redemption Date) will, as provided in such Indenture, be paid to the Person in whose name this Note (the “Note”) is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date, provided that any interest payable at the Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes of this series shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.
Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.
“Calculation Agent” means the Company, an Affiliate of the Company selected by the Company, or any other firm appointed by the Company, in each case, in the Company’s sole discretion, acting as calculation agent in respect of the Series 2026A Notes.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date appearing under the caption “Treasury Constant Maturities” as published in the Most Recent H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the preceding sentence, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described above, then the Five-Year Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-Year Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the first Interest Reset Date, then the interest rate applicable for the Interest Reset Period beginning on and including the first Interest Reset Date will be deemed to be 6.05% per annum.
“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the Federal Reserve System.
“Initial Interest Reset Date” means September 15, 2031.
“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.
“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date or the Stated Maturity or Redemption Date, as the case may be.
“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.
“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.
So long as no Event of Default shall have occurred and be continuing, the Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2026A Notes by extending the interest payment period for up to ten (10) consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. As provided in the Indenture, Additional Interest on the Series 2026A Notes will accrue to the extent permitted by law. No interest shall be due and payable during an Optional Deferral Period, except at the end of such Optional Deferral Period or upon a redemption of the Series 2026A Notes during such Optional Deferral Period.
So long as no Event of Default shall have occurred and be continuing, prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10)

consecutive years at any one time or extend beyond the Stated Maturity. Upon the termination of any Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid on the Series 2026A Notes, including any Additional Interest, to the Person in whose name the Series 2026A Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest accrued and unpaid on the Series 2026A Notes, including any Additional Interest, payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Once the Company pays all interest accrued and unpaid on the Series 2026A Notes, including any Additional Interest, it shall be entitled again to defer interest payments on the Series 2026A Notes as described above.
During an Optional Deferral Period, subject to the next succeeding sentence, neither the Company nor the Guarantor (as defined below) (a) shall declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of the Company or the Guarantor, or (b) shall make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) of the Company or the Guarantor which rank pari passu in right of payment with or junior to the Series 2026A Notes or the related guarantee (as the case may be). The preceding sentence, however, shall not restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the capital stock of the Company or the Guarantor or the exchange or conversion of one class or series of the capital stock of the Company or the Guarantor for another class or series of the capital stock of the Company or the Guarantor, (ii) the purchase of fractional interests in shares of the capital stock of the Company or the Guarantor pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (iii) dividends, payments or distributions payable in shares of capital stock of the Company or the Guarantor.
The Company shall provide to the Trustee written notice of its selection or extension of an Optional Deferral Period at least 10 Business Days and not more than 60 Business Days prior to the earlier of (a) the next applicable Interest Payment Date or (b) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the Regular Record Date thereof to the New York Stock Exchange or any applicable self-regulatory organization. The Trustee shall forward such notice promptly to the Holders of the Series 2026A Notes.
Payment of the principal of and interest (including Additional Interest) due at the Stated Maturity or earlier redemption of the Series 2026A Notes shall be made upon surrender of the Series 2026A Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Series 2026A Notes (including Additional Interest) shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including interest on an Interest Payment Date) (including Additional Interest) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer or other electronic transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 16 days prior to the date for payment by the Person entitled thereto.

This Note is unsecured and is unconditionally guaranteed by Southern Company Gas (the “Guarantor”).
The indebtedness evidenced by this Note, including the principal hereof and interest hereon, is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness (as defined in the Indenture), and this Note is issued subject to the provisions of the Indenture with respect thereto. The Guarantor’s obligations under its guarantee (the “Guarantee”) of the indebtedness evidenced by this Note, including the principal hereof and interest hereon, is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness (as defined in the Indenture), and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
Unless the certificate of authentication hereon has been executed by the Trustee by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

SOUTHERN COMPANY GAS CAPITAL CORPORATION

By:
Title:

Attest:

Title:

{Seal of SOUTHERN COMPANY GAS CAPITAL CORPORATION appears here}

CERTIFICATE OF AUTHENTICATION

This is one of the Junior Subordinated Notes referred to in the within-mentioned Indenture.

Dated:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse Side of Note)

This Note is one of a duly authorized issue of Junior Subordinated Notes of the Company (the “Notes”), issued and issuable in one or more series under a Subordinated Note Indenture, dated as of May 1, 2026, as supplemented and amended (the “Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures incidental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes issued thereunder and of the terms upon which said Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as Series 2026A 6.05% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2056 (the “Series 2026A Notes”) which is unlimited in principal amount. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.
The Series 2026A Notes will not have a sinking fund.
At any time and from time to time (i) on any day in the period commencing on the date falling 90 days prior to the first Interest Reset Date and ending on and including the first Interest Reset Date and (ii) after the first Interest Reset Date, on any Interest Payment Date, the Series 2026A Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 15 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Series 2026A Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Series 2026A Notes being redeemed to the Redemption Date.
In addition, if a Tax Event shall occur and be continuing, the Company may redeem the Series 2026A Notes following the occurrence of that Tax Event, in whole, but not in part, upon not less than 15 nor more than 60 days’ notice at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.
“Tax Event” means that the Guarantor or the Company shall have received an Opinion of Counsel experienced in such matters to the effect that, as a result of:
(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
(b) an Administrative Action;

(c) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
(d) a threatened challenge asserted in writing in connection with an audit of the Guarantor or the Company or an audit of any of their respective subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2026A Notes, which amendment, clarification or change is effective or the Administrative Action is taken or issued, or interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of original issuance of the Series 2026A Notes, there is more than an insubstantial risk that interest payable by the Company on the Series 2026A Notes is not deductible, or within 90 days of the date of such opinion would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
In addition, if a Rating Agency Event shall occur and be continuing, the Company may redeem the Series 2026A Notes following the occurrence of that Rating Agency Event, in whole, but not in part, upon not less than 15 nor more than 60 days’ notice at a Redemption Price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.
“Applicable Rating Agency” means any Rating Agency that (i)(a) published a rating for the Company on the date of initial issuance of the Series 2026A Notes and (b) publishes a rating for the Company at such time as a Rating Agency Event occurs, or (ii) any successor to a Rating Agency described in the preceding clause (i).
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended).
“Rating Agency Event” means a change to the methodology or criteria that were employed by an Applicable Rating Agency for purposes of assigning equity credit to securities such as the Series 2026A Notes on the date of initial issuance of the Series 2026A Notes, which change reduces the amount of equity credit assigned to the Series 2026A Notes by the Applicable Rating Agency as compared with the amount of equity credit that such Rating Agency has assigned to the Series 2026A Notes as of the date of initial issuance of the Series 2026A Notes.
In addition, if a Tax Credit Event occurs, the Company may redeem, upon a notice of redemption not less than 15 nor more than 60 days prior to the date fixed for redemption, the Series 2026A Notes, in whole, but not in part, at a Redemption Price equal to 101% of the principal amount of the Series 2026A Notes being redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date (including any Additional Interest). A notice of redemption of the Series 2026A Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Series 2026A Notes were issued and (b) six months from the date of issuance of the Series 2026A Notes and (ii) shall be accompanied by a certificate from an officer of the Company stating that a Tax Credit Event has occurred.
A “Tax Credit Event” occurs with respect to the Series 2026A Notes if, in the reasonable determination of the Guarantor or the Company, there exists a material risk, due to the Series 2026A Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Guarantor or the Company or any of their respective affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.
In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the surrender hereof. The Series 2026A Notes will not have a sinking fund.
If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.
The Company and, by acceptance of this Series 2026A Note or a beneficial interest in this Series 2026A Note, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes it is intended that this Series 2026A Note constitute indebtedness.
This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM- as tenants in common	UNIF GIFT MIN ACT- _______ Custodian ________ (Cust) (Minor)
TEN ENT- as tenants by the entireties
JT TEN- as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act ___________________ (State)

Additional abbreviations may also be used
though not on the above list.

    FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto
_____________________________________________________________________________
(please insert Social Security or other identifying number of assignee)

_____________________________________________________________________________
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE
_____________________________________________________________________________

_____________________________________________________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
_____________________________________________________________________________

_____________________________________________________________________________
agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

EXHIBIT B

CERTIFICATE OF AUTHENTICATION

This is one of the Junior Subordinated Notes referred to in the within-mentioned Indenture.

Dated:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
B-1

EXHIBIT C

FORM OF GUARANTEE

GUARANTEE
This GUARANTEE of Southern Company Gas, a Georgia corporation (the “Guarantor”), is dated as of _____________, 20___.
The Guarantor, for value received, hereby unconditionally guarantees to each Holder of a Series 2026A 6.05% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2056 (a “Note”) of Southern Company Gas Capital Corporation, an Alabama corporation (the “Company”), authenticated and delivered by the Trustee pursuant to the terms of a Subordinated Note Indenture by and among the Company, the Trustee and the Guarantor dated as of May 1, 2026 (such Subordinated Note Indenture as originally executed and delivered, together with any constituent instruments establishing the terms of particular Securities, being herein called the “Indenture”), and to the Trustee on behalf of each such Holder, the due and punctual payment of the principal of (and premium, if any) and interest, on each such Note, each as provided for pursuant to the terms of such Note when and as the same shall become due and payable, in accordance with the terms of such Note and of the Indenture under which it was issued. In case of the failure of the Company to make any such payment of principal (or premium, if any) or interest, the Guarantor hereby agrees to cause any such payment to be made when and as the same shall become due and payable by acceleration, call for redemption or otherwise, as if such payment were made by the Company.
The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of such Note or the Indenture, the absence of any action to enforce the same, any waiver or consent by the Holder of such Note or by the Trustee with respect to any provisions thereof or of the Indenture, the obtaining of any judgment against the Company or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives the benefits of division and discussion, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Note or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Note and in this Guarantee. This Guarantee is a guarantee of payment and not of collection. If the Trustee or the Holder of any Note is required by any court or otherwise to return to the Company or the Guarantor, or any custodian, receiver, liquidator, trustee, sequestrator or other similar official acting in relation to the Company or the Guarantor, any amount paid to the Trustee or such Holder in respect of a Note, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
The Guarantor shall be subrogated to all rights of the Holders of a Note in respect of any amounts paid by the Guarantor on account of such Note pursuant to the provisions of this Guarantee or the Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of (and premium, if any) and interest, on the Note shall have been paid in full. This Guarantee shall be subordinate in right of payment to all Senior Indebtedness of the Guarantor to the extent and in the manner provided in Article Thirteen of the Indenture.
Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated. This Guarantee shall be governed by and construed in accordance with the law of the State of New York.

This Guarantee is executed as of the day and year first above written.

SOUTHERN COMPANY GAS

By:
Name:	Authorized Signatory
Title:

Attest:

By:
Name:
Title:

C-4